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Contact:  Bill E. Young       FOR IMMEDIATE RELEASE March 3, 1998
Phone:  512.795.8825 ext. 453

 INTERNATIONAL META SYSTEMS FILES VOLUNTARY CHAPTER 11 BANKRUPTCY
PETITION

AUSTIN, TEXAS:  March 3, 1998--International Meta Systems, Inc.
(OTCBB: IMES) announced today that it has filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

Martin Albert, Chairman of International Meta Systems, said "The Board of Directors is taking this step reluctantly, but has concluded that the filing is in the best interest of the shareholders. This action gives the Company the opportunity to obtain interim financing to allow uninterrupted operations while it develops a Plan of Reorganization."

Under Reorganization, the Company will continue sales of cell libraries, macros and design services. Cash flow problems necessitate the postponement of proposed x86 product plans at IMS. However the Meta 6000 will continue as a technology development program.

International Meta Systems provides designs, methodologies, tools and intellectual property for the silicon design industry. The Company focuses on customers intending to use a 0.25 micron or more advanced fabrication process, and whose end-products are intended to use in microprocessor-based devices. Customer's end products generally coordinate system-level hardware functions, manipulating data in a PC or microprocessor-based device as specified by related application or operating system software. Examples include controllers, digital signal processors, microprocessors, custom processor cores, and related components.

ADDITIONAL INFORMATION IS AVAILABLE AT http://www.imes.com.